Exhibit 5


                   [PAUL, WEISS, RIFKIND, WHARTON & GARRISON]


                                                  June 3, 1996


Metromedia International Group, Inc.
945 East Paces Ferry Road
Suite 2210
Atlanta, Georgia 30326

      Re:   Metromedia International Group, Inc.
            Registration Statement on form S-4
            File No. 333-____

Dear Ladies and Gentlemen:

     In connection with the above-captioned Registration Statement (the "Registration Statement"), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the Rules and Regulations promulgated thereunder (the "Rules"), we have been requested by Metromedia International Group, Inc., a Delaware corporation (the "Company"), to furnish our opinion as to the validity of 1,287,344 shares (the "Merger Shares") of Common Stock, par value $1.00 per share (the "Common Stock"), to be issued by the Company, pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 31, 1996, as amended, among the Company, SGC Merger Corp. and The Samuel Goldwyn Company.


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Metromedia International Group, Inc.                                        2

     In connection with the furnishing of this opinion, we have reviewed the Registration Statement (including all amendments thereto), originals, or copies certified or otherwise identified to our satisfaction, of the Company's Restated Certificate of Incorporation and Restated By-laws, each as in effect on the date hereof, and records of certain of the Company's corporate proceedings. We have also examined and relied upon representations as to factual matters contained in certificates of officers of the Company, and have made such other investigations of fact and law and have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates or other instruments, and upon such factual information otherwise supplied to us, as in our judgment are necessary or appropriate to render the opinion expressed below. In addition, we have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity of original documents to all documents submitted to us as certified, photocopied, reproduced or conformed copies, the authenticity of all such latter documents and the legal capacity of all individuals who have executed any of the documents.

     Based on the foregoing, we are of the opinion that the Merger Shares, when issued in accordance with the Merger Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

     Our opinion expressed above is limited to the General Corporation Law of the State of Delaware. Please be advised that no member of this firm is admitted to practice in the State of Delaware. Our opinion is rendered only with respect to laws and the rules, regulations and orders thereunder, which are currently in effect.

     This letter is furnished by us solely for your benefit and the benefit of holders of outstanding shares of the Common Stock and may not be relied on in any manner or for any purpose by any other purpose by any other person or entity without our prior written consent.

     We hereby consent to the reference of our firm under the heading "Legal Matters" in the Proxy Statement/Prospectus contained in the Registration Statement and to the filing of this opinion as Exhibit 5 thereto.

                                   Very truly yours,

                                   PAUL, WEISS, RIFKIND, WHARTON & GARRISON